Exhibit 99.1

TICC Announces Results of Operations for the Quarter Ended September 30, 2013 and

Announces Quarterly Distribution of $0.29 per Share

GREENWICH, CT –11/07/2013 – TICC Capital Corp. (NasdaqGS: TICC) announced today its financial results for the quarter ended September 30, 2013, and a distribution of $0.29 per share for the fourth quarter of 2013.

HIGHLIGHTS

•	For the quarter ended September 30, 2013, we recorded net investment income of approximately $12.2 million, or approximately $0.23 per share. Excluding the impact of a capital gains incentive fee accrual of approximately $2.3 million, our core net investment income(1) was approximately $14.5 million, or approximately $0.28 per share. In the third quarter, we also recorded net unrealized appreciation of approximately $12.7 million and net realized capital losses of approximately $1.3 million. In total, we had a net increase in net assets resulting from operations of approximately $23.6 million or approximately $0.45 per share for the third quarter.

o	Total investment income for the third quarter of 2013 amounted to approximately $27.4 million which represents an increase of approximately $2.0 million over the second quarter of 2013.

•	For the quarter ending September 30, 2013, TICC recorded earned income from our investment portfolio as follows:

•	approximately $13.7 million from our syndicated and bilateral investments,

•	approximately $12.2 million from our CLO equity investments,

•	approximately $0.7 million from our CLO debt investments, and

•	approximately $0.8 million from all other income.

o	As of the end of the third quarter of 2013 there were no loans on non-accrual status.

o	Our weighted average credit rating on a fair value basis stood at 2.1 at the end of the third quarter of 2013 (compared to 2.2 at the end of the second quarter of 2013).

•	Our operating expenses before the capital gains incentive fee for the quarter ended September 30, 2013 were approximately $12.9 million, up from the second quarter of 2013 by approximately $572,000 due largely to increased interest expense, as well as higher investment advisory fees.

•	The capital gains incentive fee increased by approximately $2.3 million for the quarter ended September 30, 2013. The capital gains incentive fee accrual, as reported under generally accepted accounting principles, is calculated on the basis of net realized and unrealized gains and losses at the end of each period. The accrued capital gains incentive fee related to the hypothetical liquidation of the portfolio (and assuming no other changes in realized or unrealized gains and losses) would only have become payable on September 30, 2013 to our investment adviser in the event of a complete liquidation of our portfolio as of period end and the termination of the Investment Advisory Agreement (“Agreement”).

The amount of the capital gains incentive fee, if any, which will actually be payable is determined in accordance with the terms of the Agreement and is calculated as of the end of each calendar year (or upon termination of the Agreement). The terms of the Agreement state that the capital gains incentive fee calculation is based on net realized gains, if any, offset by gross unrealized depreciation for the calendar year. No effect is given to gross unrealized appreciation in this calculation.

•	Our Board of Directors has declared a distribution of $0.29 per share for the fourth quarter of 2013.

o	Payable Date: December 31, 2013

o	Record Date: December 17, 2013

•	During the third quarter of 2013, we made approximately $85.0 million in additional investments. The additional investments consisted of approximately $62.1 million in corporate securities, $17.2 million in CLO equity and $5.7 million in CLO debt.

o	It is worth noting that for the nine months ended September 30, 2013, we invested approximately $492.3 million, consisting primarily of $351.1 million in corporate securities, $124.1 million in CLO equity, and $17.1 million in CLO debt.

o	For the third quarter of 2013, we received proceeds of approximately $61.9 million from repayments, sales and amortization payments on our debt investments.

•	At September 30, 2013, the weighted average yield of our debt investments was approximately 8.7%, compared with 8.5% at June 30, 2013.

•	At September 30, 2013, net asset value per share was $9.90 compared with the net asset value per share at June 30, 2013 of $9.75.

(1) Supplemental Information Regarding Core Net Investment Income

On a supplemental basis, we provide information relating to core net investment income which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Core net investment income represents net investment income excluding our capital gains incentive fee. As the capital gains incentive fee, for generally accepted accounting purposes, is based on the hypothetical liquidation of the entire portfolio (and as any capital gains incentive fee may be non-recurring), we believe that core net investment income is a useful indicator of operations exclusive of any capital gains incentive fee. We note that such amount is excluded from the core net investment income amount presented below.

The following table provides a reconciliation of net investment income to core net investment income for the three and nine months ended September 30, 2013:

	Three Months Ended September 30, 2013		Nine Months Ended September 30, 2013
	Amount	Per Share Amounts	Amount	Per Share Amounts
Net investment income	$12,238,709	$0.232	$38,845,830	$0.772
Capital gains incentive fee	2,270,014	0.043	(414,404)	(0.008)
Core net investment income	$14,508,723	$0.275	$38,431,426	$0.764

We will host a conference call to discuss our third quarter end results today, Thursday, November 7, 2013 at 10:00 AM ET. Please call 888-317-6016 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-344-7529, and the replay passcode is 10036486.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2012, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

TICC CAPITAL CORP.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(unaudited)

	September 30, 2013	December 31, 2012

ASSETS

Non-affiliated/non-control investments (cost: $908,253,220 @ 9/30/13; $634,081,527 @ 12/31/12)	$925,230,532	$651,099,873
Control investments (cost: $17,000,000 @ 9/30/13; $17,256,179 @ 12/31/12)	16,150,000	16,450,000
Total investments at fair value (cost: $925,253,220 @ 9/30/13;
$651,337,706 @ 12/31/12)	941,380,532	667,549,873
Cash and cash equivalents	29,016,511	51,392,949
Restricted cash	28,568,347	21,240,508
Deferred debt issuance costs	8,304,521	8,154,925
Interest and distributions receivable	9,221,072	5,986,122
Securities sold not settled.	4,911,617	1,516,875
Other assets	248,612	181,788
Total assets	$1,021,651,212	$756,023,040
LIABILITIES

Accrued interest payable	$4,745,820	$4,234,376
Investment advisory fee payable to affiliate.	6,724,619	4,930,908
Accrued capital gains incentive fee to affiliate	4,650,831	6,617,810
Securities purchased not settled	25,800,000	-
Accrued expenses	1,141,597	302,971
Notes payable - TICC CLO LLC, net of discount	100,001,227	99,882,627
Notes payable - TICC CLO 2012-1 LLC, net of discount	235,524,451	115,451,819
Convertible senior notes payable	115,000,000	115,000,000
Total liabilities	493,588,545	346,420,511

COMMITMENTS (Note 14)

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 53,326,368 and
41,371,286 issued and outstanding, respectively	533,264	413,713
Capital in excess of par value	569,499,065	451,157,297
Net unrealized appreciation on investments	16,127,312	16,212,167
Accumulated net realized losses on investments	(46,779,660)	(53,906,504)
Distributions in excess of investment income	(11,317,314)	(4,274,144)
Total net assets	528,062,667	409,602,529
Total liabilities and net assets	$1,021,651,212	$756,023,040
Net asset value per common share	$9.90	$9.90

TICC CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

TICC CAPITAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012

INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$ 14,039,082	$ 8,908,966	$ 38,334,197	$ 27,159,248
Distributions from securitization vehicles and equity investments.	12,256,961	6,025,634	31,676,007	17,919,415
Commitment, amendment fee income and other income	787,777	278,613	3,505,135	4,524,825
Total investment income from non-affiliated/non-control investments	27,083,820	15,213,213	73,515,339	49,603,488
From control investments:
Interest income - debt investments	364,557	377,401	1,088,641	1,136,010
Distributions from equity investments	-	-	-	62,041
Total investment income from control investments	364,557	377,401	1,088,641	1,198,051
Total investment income	27,448,377	15,590,614	74,603,980	50,801,539
EXPENSES
Compensation expense	310,415	289,361	924,818	839,049
Investment advisory fees	4,932,640	2,796,873	13,912,382	7,390,894
Professional fees	386,793	420,696	1,474,966	1,647,733
Interest expense and other debt financing expenses	4,977,313	1,398,975	13,980,611	3,052,056
General and administrative	540,512	423,884	1,453,455	1,151,363
Total expenses before incentive fees	11,147,673	5,329,789	31,746,232	14,081,095
Net investment income incentive fees	1,791,981	1,003,437	4,426,322	4,360,917
Capital gains incentive fees	2,270,014	4,649,814	(414,404)	4,559,957
Total incentive fees	4,061,995	5,653,251	4,011,918	8,920,874
Total expenses	15,209,668	10,983,040	35,758,150	23,001,969
Net investment income	12,238,709	4,607,574	38,845,830	27,799,570
Net change in unrealized appreciation on investments	12,692,043	21,471,506	(84,855)	22,844,614
Net realized (losses) gains on investments	(1,341,975)	1,777,564	7,126,844	3,555,702
Net increase in net assets resulting from operations.	$ 23,588,777	$ 27,856,644	$ 45,887,819	$ 54,199,886

Net increase in net assets resulting from net investment income per common share:
Basic	$ 0.23	$ 0.12	$ 0.77	$ 0.75
Diluted	$ 0.22	$ 0.12	$ 0.74	$ 0.75
Net increase in net assets resulting from operations per
common share:
Basic	$ 0.45	$ 0.71	$ 0.91	$ 1.47
Diluted	$ 0.41	$ 0.70	$ 0.85	$ 1.47
Weighted average shares of common stock outstanding:
Basic	52,751,722	39,383,076	50,314,364	36,859,005
Diluted	62,784,874	39,880,940	60,347,516	37,026,172

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended September 30, 2013 (unaudited)	Three Months Ended September 30, 2012 (unaudited)	Nine Months Ended September 30, 2013 (unaudited)	Nine Months Ended September 30, 2012 (unaudited)
Per Share Data
Net asset value at beginning of period	$9.75	$9.47	$9.90	$9.30
Net investment income(1)	0.23	0.12	0.77	0.75
Net realized and unrealized capital gains	0.22	0.59	0.14	0.72
Total from net investment operations	0.45	0.71	0.91	1.47
Distributions per share from net investment income	(0.29)	(0.29)	(0.87)	(0.83)
Distributions based on weighted average share impact	(0.01)	(0.03)	(0.04)	(0.08)
Total distributions(2)	(0.30)	(0.32)	(0.91)	(0.91)
Effect of shares issued, net of offering expenses	—	(0.01)	—	(0.01)
Net asset value at end of period	$9.90	$9.85	$9.90	$9.85
Per share market value at beginning of period	$9.62	$9.69	$9.90	$8.65
Per share market value at end of period	$9.74	$10.40	$9.74	$10.40
Total return(3)(4)	4.26%	10.32%	4.90%	30.55%
Shares outstanding at end of period	53,326,368	41,312,780	53,326,368	41,312,780
Ratios/Supplemental Data
Net assets at end of period (000’s)	528,063	406,897	528,063	406,897
Average net assets (000’s)	520,602	374,696	499,240	349,297
Ratio of expenses to average net assets:
Expenses before incentive fees(4)	8.57%	5.69%	8.48%	5.37%
Net investment income incentive fees(4)	1.38%	1.07%	1.18%	1.67%
Capital gains incentive fees(4)	1.74%	4.96%	(0.11)%	1.74%
Total ratio of expenses to average net assets(4)	11.69%	11.72%	9.55%	8.78%
Ratio of expenses, excluding interest expense, to average net assets(4)	7.86%	10.23%	5.82%	7.62%
Ratio of net investment income to average net assets(4)	9.40%	4.92%	10. 37%	10.61%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The tax character of distributions will be determined at the end of the fiscal year.
(3)	Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan. Total return is not annualized.
(4)	Annualized.

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

Contact:

Bruce Rubin 203-983-5280

Patrick Conroy 203-983-5282